Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS

January 24, 2022

McKINNEY, Texas, January 24, 2022 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $54.2 million, or $1.26 per diluted share, for the quarter ended December 31, 2021, compared to $58.3 million, or $1.35 per diluted share, for the quarter ended December 31, 2020 and $52.3 million, or $1.21 per diluted share, for the quarter ended September 30, 2021.

For the year ended December 31, 2021, the Company reported net income of $224.8 million, or $5.21 per diluted share, compared to $201.2 million, or $4.67 per diluted share, for the year ended December 31, 2020, an 11.7% dollar increase.
Highlights
•Net income of $54.2 million, or $1.26 per diluted share and adjusted (non-GAAP) net income of $55.0 million, or $1.28 per diluted share
•Organic loan growth of 11.2% annualized for the quarter (excluding warehouse and PPP)
•Improved credit metrics with nonperforming asset ratio of 0.31% of total assets
•Repurchased 201,326 shares of common stock for $14.0 million aggregate during the quarter
•Solid capital levels with an estimated total capital ratio of 13.67%, leverage ratio of 8.80%, and (non-GAAP) tangible common equity (TCE) ratio of 8.53%

“We are pleased to report strong organic growth and financial performance for the fourth quarter.” said Independent Bank Group Chairman & CEO David R. Brooks. “These solid results reflect the strength of our culture and the collective success of our teams in winning business across Texas and Colorado. During the quarter, we grew tangible book value per share, increased the dividend, reduced our nonperforming assets, grew interest income, and reduced our funding costs all while continuing to invest in our platform to prepare us for future growth. As we enter the new year, we remain optimistic about the opportunities we see across our great markets, and we will continue to be disciplined and deliberate in leveraging our strong culture to continue to attract talented bankers and seize competitive opportunities on the road ahead.”

Fourth Quarter 2021 Operating Results
Net Interest Income

•Net interest income was $132.7 million for fourth quarter 2021 compared to $132.8 million for fourth quarter 2020 and $128.6 million for third quarter 2021. The slight decrease in net interest income from the prior year was driven by decreased earnings on assets due to lower yields and accretion, but also due to a shift in the mix of interest-earning assets to lower yielding securities and interest-bearing cash balances, offset by overall decreased funding costs for the year over year period. The increase from the linked quarter was due primarily to higher loan accretion income in addition to decreased funding costs on our deposit accounts. The fourth quarter 2021 includes $5.7 million in acquired loan accretion compared to $4.0 million in third quarter 2021 and $6.8 million in fourth quarter 2020. In addition, we recognized net Paycheck Protection Program (PPP) fees of $4.0 million in both fourth and third quarters 2021 compared to $4.2 million in fourth quarter 2020 with total fees left to be recognized of $2.6 million as of December 31, 2021.
•The average balance of total interest-earning assets grew by $2.1 billion and totaled $17.5 billion for the quarter ended December 31, 2021 compared to $15.5 billion for the quarter ended December 31, 2020 and increased $562.1 million from $17.0 billion for the quarter ended September 30, 2021. The increase for both periods is primarily due to the continued growth of average interest bearing cash balances over the past year, increasing $1.9 billion from prior year and $410.9 million from the linked quarter and also due to continued increases in average taxable securities. Offsetting these changes is a net decrease in average loan balances, due primarily to lower mortgage warehouse loans and the forgiveness of PPP loans over the year.
•The yield on interest-earning assets was 3.30% for fourth quarter 2021 compared to 3.91% for fourth quarter 2020 and 3.37% for third quarter 2021. The overall asset yield is down for both periods due to the continued increase in lower-yielding interest bearing cash balances mentioned above as well as lower loans and securities yields for the year over year period. The average loan yield, net of all accretion remained at 4.19% for the current and linked quarter and decreased six (6) basis points from the prior year.
•The cost of interest-bearing liabilities, including borrowings, was 0.46% for fourth quarter 2021 compared to 0.73% for fourth quarter 2020 and 0.54% for third quarter 2021. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products.
•The net interest margin was 3.00% for fourth quarter 2021 compared to 3.42% for fourth quarter 2020 and 3.01% for third quarter 2021. The net interest margin excluding all loan accretion was 2.87% for fourth quarter 2021 compared to 3.24% in fourth quarter 2020 and 2.91% for third quarter 2021. The decrease in net interest margin from the prior year was primarily due to the lower asset yields, increased liquidity and a decrease of $1.2 million in loan accretion income, offset by the lower cost of funds on interest bearing liabilities. The four (4) basis point decrease in the net interest margin excluding all loan accretion from the linked quarter is primarily a result of excess liquidity which negatively impacted the margin by seven (7) basis points but was offset by the lower cost of funds of interest bearing liabilities for the quarter due to decreased funding costs on our deposit accounts.
Noninterest Income

•Total noninterest income decreased $4.8 million compared to fourth quarter 2020 and decreased $1.8 million compared to third quarter 2021.
•The decreases from the prior year and linked quarter primarily reflect decreases of $4.3 million and $1.5 million, respectively, in mortgage banking revenue while the prior year change also reflects a $1.2 million decrease in other noninterest income.
•Mortgage banking revenue was lower in fourth quarter 2021 compared to prior year and linked quarter due to decreased volumes and margins resulting from rate increases in 2021. It was also impacted by volatility in the market during the quarters, which resulted in a fair value loss on our derivative hedging instruments of $379 thousand compared to losses of $4.3 million and $1.0 million in fourth quarter 2020 and third quarter 2021, respectively.
•Other noninterest income in fourth quarter 2021 was lower due to decreases in mortgage warehouse fees, swap income and acquired loan recoveries as compared to the prior year.
Noninterest Expense

•Total noninterest expense increased $4.7 million compared to fourth quarter 2020 and decreased $664 thousand compared to third quarter 2021.
•The net increase in noninterest expense compared to fourth quarter 2020 is due primarily to increases of $4.1 million in salaries and benefits expenses and $1.2 million in other noninterest expense.
•The increase in salaries and benefits from the prior year is due primarily to $5.2 million in higher salaries, bonus, payroll taxes, insurance expense, 401(k) match and stock grant amortization related to additional headcount, including executive and senior positions added during the year. In addition, there was $598 thousand in COVID-related expenses, including employee testing kits and vaccination incentive bonuses during the quarter. Offsetting these increases was $1.8 million lower mortgage commissions and incentives due to lower volumes for the year over year period.
•The increase in other noninterest expense from the prior year is due to increases in charitable contributions and travel expenses, as well as higher loan and deposit expenses.

Provision for Credit Losses

•The Company recorded a net zero provision for credit losses for fourth quarter and third quarter 2021, compared to $3.9 million provision expense for fourth quarter 2020. The components of the provision for credit losses in the current quarter is comprised of a $1.4 million provision on loans offset by a $1.4 million credit provision on off-balance sheet exposures. The zero provision in fourth and third quarters 2021 was primarily related to improvements in the economic forecast, as well as credit quality and past dues trends during 2021. Provision expense in the fourth quarter 2020 was primarily due to general provision expense for economic factors related to COVID-19.
•The allowance for credit losses on loans was $148.7 million, or 1.28% of total loans held for investment, net of mortgage warehouse purchase loans, at December 31, 2021, compared to $87.8 million, or 0.76% at December 31, 2020 and compared to $150.3 million, or 1.31% at September 30, 2021. The dollar and percentage increase from the prior year is primarily due to the Current Expected Credit Losses (CECL) transition adjustment while the linked quarter is reflective of $3.0 million in charge-offs offset by provision expense for loan growth during the quarter.
•The allowance for credit losses on off-balance sheet exposures was $4.7 million at December 31, 2021 compared to $6.1 million at September 30, 2021. The decrease from the linked quarter was primarily due to improved economic forecast variables.

Income Taxes

•Federal income tax expense of $13.6 million was recorded for the fourth quarter 2021, an effective rate of 20.1% compared to tax expense of $15.4 million and an effective rate of 20.9% for the prior year quarter and tax expense of $12.6 million and an effective rate of 19.4% for the linked quarter. The lower effective tax rate for the third quarter 2021 was primarily a result of 2020 provision to return adjustment and current period adjustment related to state income taxes. The decrease from prior year was a result of lower state tax rates for the year over year period.

Fourth Quarter 2021 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $11.7 billion at December 31, 2021 compared to $11.5 billion at September 30, 2021 and $11.6 billion at December 31, 2020. PPP loans totaled $112.1 million, $243.9 million and $804.4 million as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively. Loans excluding PPP loans increased $318.2 million, or 11.2% on an annualized basis, during fourth quarter 2021 and increased $728.5 million, or 6.7% for the year over year period.
•Average mortgage warehouse purchase loans decreased slightly to $801.7 million for the quarter ended December 31, 2021 from $838.5 million at September 30, 2021, and decreased from $1.2 billion for the quarter ended December 31, 2020, a decrease of $378.7 million, or 32.1% year over year. The change from the prior year is reflective of lower volumes related to mortgage rate increases and shorter hold times for the year over year period.
Asset Quality

•Total nonperforming assets decreased to $57.5 million, or 0.31% of total assets at December 31, 2021, compared to $82.8 million or 0.44% of total assets at September 30, 2021, and increased from $52.0 million, or 0.29% of total assets at December 31, 2020.
•Total nonperforming loans decreased to $57.3 million, or 0.49% of total loans held for investment at December 31, 2021, compared to $82.7 million, or 0.72% at September 30, 2021 and $51.4 million, or 0.44% at December 31, 2020.
•The decrease in nonperforming loans and nonperforming assets from the linked quarter is primarily due to $24.2 million in nonaccrual reductions due to either payoff or credit improvements as well as $3.0 million in charge-offs, offset by a $1.8 million increase in loans past due 90 days and still accruing.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to $3.8 million in remaining purchase credit deteriorated (PCD) loans added related to our January 1, 2021 CECL adoption, as well as net additions of nonperforming loans totaling $2.1 million, offset by other real estate owned dispositions of $475 thousand for the year over year period.
•Charge-offs were 0.10% annualized in the fourth quarter 2021 compared to 0.00% annualized in the linked quarter and 0.11% annualized in the prior year quarter. The fourth quarter 2021 increase was primarily due to $3.0 million in charge-offs related to an acquired PCD leasing portfolio which were fully reserved through purchase accounting adjustments at acquisition date and transitioned to the loan allowance under CECL.
Deposits, Borrowings and Liquidity

•Total deposits were $15.6 billion at December 31, 2021 compared to $15.5 billion at September 30, 2021 and compared to $14.4 billion at December 31, 2020. The increase in deposits from the prior year is due to organic growth of $1.2 billion, or 8.0%. Noninterest bearing deposits increased $153.0 million from September 30, 2021 and $901.8 million from December 31, 2020.
•Total borrowings (other than junior subordinated debentures) were $433.4 million at December 31, 2021, a decrease of $198.3 million from September 30, 2021 and a decrease of $253.8 million from December 31, 2020. The linked quarter and year over year changes reflect reductions of short-term FHLB advances of $200 million and $225 million, respectively offset by a net increase of $1.5 million and $10.5 million, respectively, on the Company's line of credit. The prior year change also reflects a $40.0 million redemption of subordinated debentures.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At December 31, 2021, its estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 11.12%, 8.80%, 11.52% and 13.67%, respectively, compared to 11.06%, 8.94%, 11.46%, and 13.64%, respectively, at September 30, 2021 and 10.33%, 9.12%, 10.74%, and 13.32%, respectively at December 31, 2020.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2021 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2021 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its Independent Financial brand, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Tuesday, January 25, 2022 at 8:30 a.m. (EST) and can be accessed by the webcast link, https://webcast-eqs.com/indepbankgroup20220125_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13725843 or by identifying "Independent Bank Group Fourth Quarter 2021 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on the Company’s growth, operations, earnings and asset quality; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; 8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Bank and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount and value of the assets of Independent Bank and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) general business and economic conditions in the Company’s markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; 35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Bank's digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company’s operations, pricing and services. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this prospectus or made by the Company in any report, filing, document or information incorporated by reference in this prospectus, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this prospectus or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Corporate Development & Strategy (972) 562-9004 Paul.Langdale@ifinancial.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 Michelle.Hickox@ifinancial.com

Media:

Schwinn Feng Executive Vice President, Chief Marketing Officer (469) 301-2706 Schwinn.Feng@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Selected Income Statement Data
Interest income	$145,954	$144,032	$145,805	$147,771	$152,062
Interest expense	13,303	15,387	16,508	18,042	19,236
Net interest income	132,651	128,645	129,297	129,729	132,826
Provision for credit losses	—	—	(6,500)	(2,500)	3,871
Net interest income after provision for credit losses	132,651	128,645	135,797	132,229	128,955
Noninterest income	15,086	16,896	15,926	18,609	19,912
Noninterest expense	79,908	80,572	78,013	75,113	75,227
Income tax expense	13,642	12,629	15,467	15,745	15,366
Net income	54,187	52,340	58,243	59,980	58,274
Adjusted net income (1)	54,995	52,570	58,243	60,084	58,007

Per Share Data (Common Stock)
Earnings:
Basic	$1.26	$1.22	$1.35	$1.39	$1.35
Diluted	1.26	1.21	1.35	1.39	1.35
Adjusted earnings:
Basic (1)	1.28	1.22	1.35	1.39	1.34
Diluted (1)	1.28	1.22	1.35	1.39	1.34
Dividends	0.36	0.34	0.32	0.30	0.30
Book value	60.26	59.77	58.89	57.72	58.31
Tangible book value (1)	35.25	34.79	33.98	32.74	33.23
Common shares outstanding	42,756,234	42,941,715	43,180,607	43,193,257	43,137,104
Weighted average basic shares outstanding (2)	42,874,182	43,044,683	43,188,050	43,178,522	43,177,824
Weighted average diluted shares outstanding (2)	42,940,354	43,104,075	43,247,195	43,222,943	43,177,824

Selected Period End Balance Sheet Data
Total assets	$18,732,648	$18,918,225	$18,447,721	$18,115,336	$17,753,476
Cash and cash equivalents	2,608,444	3,059,826	2,794,700	2,416,870	1,813,987
Securities available for sale	2,006,727	1,781,574	1,574,435	1,307,957	1,153,693
Loans, held for sale	32,124	31,471	43,684	57,799	82,647
Loans, held for investment (3)(4)	11,650,598	11,463,714	11,576,332	11,665,058	11,622,298
Mortgage warehouse purchase loans	788,848	977,800	894,324	1,105,699	1,453,797
Allowance for credit losses on loans (3)	148,706	150,281	154,791	165,827	87,820
Goodwill and other intangible assets	1,069,511	1,072,656	1,075,801	1,078,946	1,082,091
Other real estate owned	—	—	475	475	475
Noninterest-bearing deposits	5,066,588	4,913,580	4,634,530	4,466,310	4,164,800
Interest-bearing deposits	10,487,320	10,610,602	10,429,261	10,337,482	10,234,127
Borrowings (other than junior subordinated debentures)	433,371	631,697	681,023	683,350	687,175
Junior subordinated debentures	54,221	54,171	54,122	54,072	54,023
Total stockholders' equity	2,576,650	2,566,693	2,542,885	2,493,117	2,515,371

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Selected Performance Metrics
Return on average assets	1.11%	1.11%	1.28%	1.37%	1.34%
Return on average equity	8.35	8.10	9.27	9.78	9.29
Return on tangible equity (5)	14.30	13.93	16.19	17.29	16.40
Adjusted return on average assets (1)	1.13	1.11	1.28	1.37	1.34
Adjusted return on average equity (1)	8.48	8.13	9.27	9.80	9.24
Adjusted return on tangible equity (1) (5)	14.51	14.00	16.19	17.32	16.33
Net interest margin	3.00	3.01	3.14	3.29	3.42
Adjusted net interest margin (6)	3.00	3.01	3.14	3.29	3.40
Efficiency ratio (7)	51.96	53.20	51.55	48.52	47.19
Adjusted efficiency ratio (1)	51.33	52.99	51.48	48.39	47.16

Credit Quality Ratios (3) (4) (8)
Nonperforming assets to total assets	0.31%	0.44%	0.29%	0.34%	0.29%
Nonperforming loans to total loans held for investment	0.49	0.72	0.45	0.52	0.44
Nonperforming assets to total loans held for investment and other real estate	0.49	0.72	0.46	0.52	0.45
Allowance for credit losses on loans to nonperforming loans	259.35	181.69	294.88	274.71	170.80
Allowance for credit losses to total loans held for investment	1.28	1.31	1.34	1.42	0.76
Net charge-offs to average loans outstanding (annualized)	0.10	—	0.13	0.01	0.11

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	11.12%	11.06%	11.14%	10.94%	10.33%
Estimated tier 1 capital to average assets	8.80	8.94	9.03	9.01	9.12
Estimated tier 1 capital to risk-weighted assets	11.52	11.46	11.55	11.36	10.74
Estimated total capital to risk-weighted assets	13.67	13.64	14.23	14.13	13.32
Total stockholders' equity to total assets	13.75	13.57	13.78	13.76	14.17
Tangible common equity to tangible assets (1)	8.53	8.37	8.45	8.30	8.60
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) On January 1, 2021, the Company adopted the Current Expected Credit Loss (CECL) accounting standard replacing the incurred loss model with an expected credit loss methodology. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable. As such, at December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021 loans held for investment are disclosed net of deferred fees of $9,406, $11,336, $14,105 and $15,450, respectively, and nonperforming PCD loans are included in total nonperforming loans.
(4) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $112,128, $243,919, $490,485, $912,176 and $804,397, respectively.
(5) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(6) Non-GAAP financial measure. Prior to the adoption of CECL, excludes unexpected income recognized on credit impaired acquired loans for the quarter ended December 31, 2020 in the amount of $579.
(7) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(8) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $57,452, $82,829, $53,081, $60,954 and $52,005, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and prior to the adoption of CECL, excluded loans acquired with deteriorated credit quality (now referred to as PCD loans), totaled $57,338, $82,714, $52,492, $60,365 and $51,416, respectively.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2021 and 2020
(Unaudited)

	Years Ended December 31,
	2021	2020
Per Share Data
Net income - basic	$5.22	$4.67
Net income - diluted	5.21	4.67
Cash dividends	1.32	1.05
Book value	60.26	58.31

Outstanding Shares
Period-end shares	42,756,234	43,137,104
Weighted average shares - basic(1)	43,070,452	43,116,965
Weighted average shares - diluted(1)	43,129,237	43,116,965

Selected Annual Ratios
Return on average assets	1.21%	1.23%
Return on average equity	8.86	8.26
Net interest margin	3.10	3.55

(1) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2021 and 2020
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$135,619	$144,437	$547,931	$579,085
Interest on taxable securities	6,686	4,651	22,754	19,150
Interest on nontaxable securities	2,137	2,113	8,344	8,472
Interest on interest-bearing deposits and other	1,512	861	4,533	4,799
Total interest income	145,954	152,062	583,562	611,506
Interest expense:
Interest on deposits	8,858	14,189	44,199	76,266
Interest on FHLB advances	505	541	2,038	4,170
Interest on other borrowings	3,504	4,054	15,247	12,462
Interest on junior subordinated debentures	436	452	1,756	2,162
Total interest expense	13,303	19,236	63,240	95,060
Net interest income	132,651	132,826	520,322	516,446
Provision for credit losses	—	3,871	(9,000)	42,993
Net interest income after provision for credit losses	132,651	128,955	529,322	473,453
Noninterest income:
Service charges on deposit accounts	2,712	2,422	9,842	9,303
Investment management fees	2,247	1,990	8,586	7,546
Mortgage banking revenue	4,443	8,765	23,157	36,491
Gain (loss) on sale of loans	30	(291)	56	356
(Loss) gain on sale of other real estate	—	(73)	63	(36)
Gain on sale of securities available for sale	13	—	13	382
(Loss) gain on sale and disposal of premises and equipment	(243)	59	(304)	370
Increase in cash surrender value of BOLI	1,368	1,340	5,209	5,347
Other	4,516	5,700	19,895	25,304
Total noninterest income	15,086	19,912	66,517	85,063
Noninterest expense:
Salaries and employee benefits	46,268	42,199	180,336	157,540
Occupancy	9,972	10,078	40,688	39,210
Communications and technology	5,759	5,920	22,355	23,113
FDIC assessment	1,366	1,574	5,865	6,912
Advertising and public relations	217	451	1,097	2,416
Other real estate owned expenses, net	—	28	4	487
Impairment of other real estate	—	—	—	784
Amortization of other intangible assets	3,145	3,145	12,580	12,671
Professional fees	3,558	3,364	15,530	12,630
Acquisition expense, including legal	—	—	—	16,225
Other	9,623	8,468	35,151	34,146
Total noninterest expense	79,908	75,227	313,606	306,134
Income before taxes	67,829	73,640	282,233	252,382
Income tax expense	13,642	15,366	57,483	51,173
Net income	$54,187	$58,274	$224,750	$201,209

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(Dollars in thousands)
(Unaudited)

	December 31,
Assets	2021	2020
Cash and due from banks	$243,926	$250,485
Interest-bearing deposits in other banks	2,364,518	1,563,502
Cash and cash equivalents	2,608,444	1,813,987
Certificates of deposit held in other banks	3,245	4,482
Securities available for sale, at fair value	2,006,727	1,153,693
Loans held for sale (includes $28,249 and $71,769 carried at fair value, respectively)	32,124	82,647
Loans, net of allowance for credit losses of $148,706 and $87,820, respectively	12,290,740	12,978,238
Premises and equipment, net	308,023	249,467
Other real estate owned	—	475
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	21,573	20,305
Bank-owned life insurance (BOLI)	235,637	220,428
Deferred tax asset	26,178	3,933
Goodwill	994,021	994,021
Other intangible assets, net	75,490	88,070
Other assets	130,446	143,730
Total assets	$18,732,648	$17,753,476

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$5,066,588	$4,164,800
Interest-bearing	10,487,320	10,234,127
Total deposits	15,553,908	14,398,927
FHLB advances	150,000	375,000
Other borrowings	283,371	312,175
Junior subordinated debentures	54,221	54,023
Other liabilities	114,498	97,980
Total liabilities	16,155,998	15,238,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (42,756,234 and 43,137,104 shares outstanding, respectively)	428	431
Additional paid-in capital	1,945,497	1,934,807
Retained earnings	625,484	543,800
Accumulated other comprehensive income	5,241	36,333
Total stockholders’ equity	2,576,650	2,515,371
Total liabilities and stockholders’ equity	$18,732,648	$17,753,476

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2021 and 2020
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,294,835	$135,619	4.38%	$12,889,298	$144,437	4.46%
Taxable securities	1,493,924	6,686	1.78	776,138	4,651	2.38
Nontaxable securities	376,368	2,137	2.25	348,706	2,113	2.41
Interest bearing deposits and other	3,370,591	1,512	0.18	1,438,835	861	0.24
Total interest-earning assets	17,535,718	145,954	3.30	15,452,977	152,062	3.91
Noninterest-earning assets	1,839,196			1,799,134
Total assets	$19,374,914			$17,252,111
Interest-bearing liabilities:
Checking accounts	$6,375,607	$4,850	0.30%	$5,001,394	$5,715	0.45%
Savings accounts	749,412	223	0.12	650,736	272	0.17
Money market accounts	2,616,661	2,625	0.40	2,645,792	4,375	0.66
Certificates of deposit	1,147,917	1,160	0.40	1,467,194	3,827	1.04
Total deposits	10,889,597	8,858	0.32	9,765,116	14,189	0.58
FHLB advances	347,826	505	0.58	375,000	541	0.57
Other borrowings	274,767	3,504	5.06	308,429	4,054	5.23
Junior subordinated debentures	54,204	436	3.19	54,005	452	3.33
Total interest-bearing liabilities	11,566,394	13,303	0.46	10,502,550	19,236	0.73
Noninterest-bearing checking accounts	5,106,155			4,150,325
Noninterest-bearing liabilities	127,991			102,918
Stockholders’ equity	2,574,374			2,496,318
Total liabilities and equity	$19,374,914			$17,252,111
Net interest income		$132,651			$132,826
Interest rate spread			2.84%			3.18%
Net interest margin (2)			3.00			3.42
Net interest income and margin (tax equivalent basis) (3)		$133,681	3.02		$133,798	3.44
Average interest-earning assets to interest-bearing liabilities			151.61			147.14
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2021 and 2020
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$12,501,641	$547,931	4.38%	$12,329,965	$579,085	4.70%
Taxable securities	1,204,153	22,754	1.89	749,273	19,150	2.56
Nontaxable securities	358,261	8,344	2.33	344,609	8,472	2.46
Interest bearing deposits and other	2,693,812	4,533	0.17	1,141,164	4,799	0.42
Total interest-earning assets	16,757,867	583,562	3.48	14,565,011	611,506	4.20
Noninterest-earning assets	1,800,301			1,792,725
Total assets	$18,558,168			$16,357,736
Interest-bearing liabilities:
Checking accounts	$5,967,655	$22,615	0.38%	$4,577,137	$28,244	0.62%
Savings accounts	711,401	1,034	0.15	607,996	1,067	0.18
Money market accounts	2,584,386	13,580	0.53	2,368,980	21,089	0.89
Certificates of deposit	1,269,736	6,970	0.55	1,645,014	25,866	1.57
Total deposits	10,533,178	44,199	0.42	9,199,127	76,266	0.83
FHLB advances	362,192	2,038	0.56	613,251	4,170	0.68
Other borrowings	294,138	15,247	5.18	224,489	12,462	5.55
Junior subordinated debentures	54,130	1,756	3.24	53,931	2,162	4.01
Total interest-bearing liabilities	11,243,638	63,240	0.56	10,090,798	95,060	0.94
Noninterest-bearing checking accounts	4,675,667			3,736,230
Noninterest-bearing liabilities	102,205			95,234
Stockholders’ equity	2,536,658			2,435,474
Total liabilities and equity	$18,558,168			$16,357,736
Net interest income		$520,322			$516,446
Interest rate spread			2.92%			3.26%
Net interest margin (2)			3.10			3.55
Net interest income and margin (tax equivalent basis) (3)		$524,260	3.13		$520,274	3.57
Average interest-earning assets to interest-bearing liabilities			149.04			144.34
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2021 and 2020
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	December 31, 2021		December 31, 2020
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,983,886	15.9%	$2,448,699	18.6%
Mortgage warehouse purchase loans	788,848	6.3	1,453,797	11.1
Real estate:
Commercial real estate	6,617,455	53.1	6,096,676	46.3
Commercial construction, land and land development	1,180,181	9.5	1,245,801	9.5
Residential real estate (2)	1,332,246	10.7	1,435,112	10.9
Single-family interim construction	380,627	3.0	326,575	2.5
Agricultural	106,512	0.8	85,014	0.6
Consumer	81,815	0.7	67,068	0.5
Total loans (3)	12,471,570	100.0%	13,158,742	100.0%
Deferred loan fees (4)	—		(10,037)
Allowance for credit losses	(148,706)		(87,820)
Total loans, net	$12,322,864		$13,060,885
____________
(1) Includes SBA PPP loans of $112,128 with net deferred loan fees of $2,552 at December 31, 2021 and $804,397 at December 31, 2020.
(2) Includes loans held for sale of $32,124 and $82,647 at December 31, 2021 and December 31, 2020, respectively.
(3) Loan class amounts are shown at amortized cost, net of deferred loan fees of $9,406 in accordance with CECL at December 31, 2021 and shown at recorded investment at December 31, 2020.
(4) Includes SBA PPP net deferred loan fees of $9,770 at December 31, 2020

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$132,651	$128,645	$129,297	$129,729	$132,826
Unexpected income recognized on credit impaired acquired loans (1)		—	—	—	—	(579)
Adjusted Net Interest Income	(b)	132,651	128,645	129,297	129,729	132,247
Provision Expense - Reported	(c)	—	—	(6,500)	(2,500)	3,871
Noninterest Income - Reported	(d)	15,086	16,896	15,926	18,609	19,912
(Gain) loss on sale of loans		(30)	—	(26)	—	291
Loss (gain) on sale of other real estate		—	(63)	—	—	73
Gain on sale of securities available for sale		(13)	—	—	—	—
Loss (gain) on sale and disposal of premises and equipment		243	41	13	7	(59)
Recoveries on loans charged off prior to acquisition		(27)	(21)	(204)	(129)	(450)
Adjusted Noninterest Income	(e)	15,259	16,853	15,709	18,487	19,767
Noninterest Expense - Reported	(f)	79,908	80,572	78,013	75,113	75,227
Impairment of assets		—	(115)	—	(9)	—
COVID-19 expense (2)		(614)	—	—	—	(61)
Acquisition expense (3)		(225)	(214)	(217)	(244)	(326)
Adjusted Noninterest Expense	(g)	79,069	80,243	77,796	74,860	74,840
Income Tax Expense - Reported	(h)	13,642	12,629	15,467	15,745	15,366
Net Income - Reported	(a) - (c) + (d) - (f) - (h) = (i)	54,187	52,340	58,243	59,980	58,274
Adjusted Net Income (4)	(b) - (c) + (e) - (g) = (j)	$54,995	$52,570	$58,243	$60,084	$58,007

ADJUSTED PROFITABILITY
Total Average Assets	(k)	$19,374,914	$18,766,344	$18,283,775	$17,787,862	$17,252,111
Total Average Stockholders' Equity	(l)	$2,574,374	$2,563,986	$2,520,003	$2,487,010	$2,496,318
Total Average Tangible Stockholders' Equity (5)	(m)	$1,503,815	$1,490,259	$1,443,130	$1,407,016	$1,413,167
Reported Return on Average Assets	(i) / (k)	1.11%	1.11%	1.28%	1.37%	1.34%
Reported Return on Average Equity	(i) / (l)	8.35%	8.10%	9.27%	9.78%	9.29%
Reported Return on Average Tangible Equity	(i) / (m)	14.30%	13.93%	16.19%	17.29%	16.40%
Adjusted Return on Average Assets (6)	(j) / (k)	1.13%	1.11%	1.28%	1.37%	1.34%
Adjusted Return on Average Equity (6)	(j) / (l)	8.48%	8.13%	9.27%	9.80%	9.24%
Adjusted Return on Tangible Equity (6)	(j) / (m)	14.51%	14.00%	16.19%	17.32%	16.33%

EFFICIENCY RATIO
Amortization of other intangible assets	(n)	$3,145	$3,145	$3,145	$3,145	$3,145
Reported Efficiency Ratio	(f - n) / (a + d)	51.96%	53.20%	51.55%	48.52%	47.19%
Adjusted Efficiency Ratio	(g - n) / (b + e)	51.33%	52.99%	51.48%	48.39%	47.16%
____________
(1) Prior to the adoption of CECL, unexpected income on purchase credit impaired loans was deducted from adjusted income.
(2) COVID-19 expense includes expenses for COVID testing kits, vaccination incentive bonuses, and personal protection and cleaning supplies.
(3) Acquisition expenses include compensation related expenses.
(4) Assumes an adjusted effective tax rate of 20.1%, 19.4%, 21.0%, 20.8%, and 20.9% for the quarters ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, respectively.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible Common Equity
Total common stockholders' equity	$2,576,650	$2,566,693	$2,542,885	$2,493,117	$2,515,371
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(75,490)	(78,635)	(81,780)	(84,925)	(88,070)
Tangible common equity	$1,507,139	$1,494,037	$1,467,084	$1,414,171	$1,433,280

Tangible Assets
Total assets	$18,732,648	$18,918,225	$18,447,721	$18,115,336	$17,753,476
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(75,490)	(78,635)	(81,780)	(84,925)	(88,070)
Tangible assets	$17,663,137	$17,845,569	$17,371,920	$17,036,390	$16,671,385
Common shares outstanding	42,756,234	42,941,715	43,180,607	43,193,257	43,137,104
Tangible common equity to tangible assets	8.53%	8.37%	8.45%	8.30%	8.60%
Book value per common share	$60.26	$59.77	$58.89	$57.72	$58.31
Tangible book value per common share	35.25	34.79	33.98	32.74	33.23